As filed with the Securities & Exchange Commission on December 3, 2003
     Registration No.  __________________

      SECURITIES AND EXCHANGE COMMISSION
             Washington, DC  20549


                   FORM S-8
            REGISTRATION STATEMENT
                     UNDER
          THE SECURITIES ACT OF 1933


            ORBIT E-COMMERCE, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada                                              91-1978600
(State or other jurisdiction                  (I.R.S. Employer
of incorporation or organization)       Identification Number)


              14845 Yonge Street
        Aurora, Ontario, Canada L4G 6H8
                 (416) 850-7139
(Address and Telephone of Principal Executive Offices) (Zip Code)

    2003 Consultant Stock Compensation Plan
             (Full Title of Plan)

          Douglas C. Lloyd, President
            Orbit E-Commerce, Inc.
              14845 Yonge Street
        Aurora, Ontario, Canada L4G 6H8
                (416) 850-7139
(Name, address and telephone number of agent for service)

                  Copies to:
              David M. Kaye, Esq.
      Danzig Kaye Cooper Fiore & Kay, LLP
        P.O. Box 333, 30A Vreeland Road
     Florham Park, New Jersey  07932-0333
                (973) 443-0600

CALCULATION OF REGISTRATION FEE

                              PROPOSED  PROPOSED
TITLE OF                      MAXIMUM   MAXIMUM   AMOUNT
SECURITIES                    OFFERING  AGGREGATE OF
TO BE          AMOUNT TO BE   PRICE PER OFFERING  REGISTRA-
REGISTERED     REGISTERED     SHARE(1)  PRICE(1)  TION FEE


Common Stock,
par value
$.005
per share      1,000,000(2)   $.21      $210,000.00  $16.99



TOTAL REGISTRATION FEE                               $16.99

_____________________

(1) Calculated in accordance with Rule 457(c) using the average of the bid and asked price for the Common Stock on December 1, 2003.

(2)  Represents shares of Common Stock issuable under the 2003
Consultant Stock Compensation Plan. Further, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement covers, in addition to the number of shares stated above, an indeterminate number of shares which may be subject to grant or otherwise issuable as a result of stock splits, stock dividends or similar transactions.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the "Registration Statement") relates to the issuance of shares of common stock, par value $.005 per share (the "Common Stock") of Orbit E-Commerce, Inc., a Nevada corporation (the "Company") to persons who participate in the Orbit E-Commerce, Inc. 2003 Consultant Stock Compensation Plan.

     The documents containing the information required to be included in Part I of this Registration Statement will be given or sent to all persons who participate in the Plan, as specified by Rule 428 under the Securities Act of 1933, as amended. Such documents are not required to be filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424. Such documents and the documents incorporated by reference in this Registration Statement pursuant to
Item 3 of Part II, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended.



PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.        Incorporation of Documents by Reference.

     The following materials are incorporated by reference herein in their entirety:

     (a) the Company's Annual Report on Form 10-KSB for the fiscal year ended July 31, 2003 filed with the Securities and Exchange Commission;


     (b) the description of the Company's Common Stock contained in the Company's Form 10 filed with the Securities and Exchange
Commission, including any amendment or report filed for the purpose of updating such description; and

     (c) all other documents filed by the Company after the date of this Registration Statement under Sections 13(a) and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining to be sold.

     A statement contained in any incorporated document shall be modified or superseded for the purposes of this Registration Statement if it is modified or superseded by a document which is also incorporated in this Registration Statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

     The class of securities to be offered hereby is registered under Section 12 of the Securities Exchange Act of 1934, as amended.


Item 5.        Interests of Named Experts and Counsel.

     Danzig Kaye Cooper Fiore & Kay, LLP has passed on the legality of the shares of Common Stock offered hereby for the Company. One of the partners of such firm, David M. Kaye, may also be a participant in the Plan and may be awarded shares of Common Stock offered hereby for services rendered for the Company.


Item 6.        Indemnification of Directors and Officers.

     The Nevada Revised Statutes, in general, allows corporations to indemnify their directors and officers against expenses actual and reasonable incurred in connection with a proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation. A corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation unless and only to the extent that the court in which the action or suit was brought determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity. The Nevada Revised Statutes provide that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions or otherwise, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.


Item 7.        Exemption from Registration Claimed.

     Not applicable.

Item 8.        Exhibits.

     The following exhibits are attached hereto:

Exhibit No.    Description of Exhibit                   Page No.

 5.1           Opinion letter of Danzig Kaye
               Cooper Fiore & Kay, LLP

23.1           Consent of Danzig Kaye
               Cooper Fiore & Kay, LLP,
               included in Opinion of Counsel
               filed as Exhibit 5.1

23.2           Consent of Kempisty & Company,
               Certified Public Accountants, P.C.

99.1           2003 Consultant Stock Compensation Plan


Item 9.   Undertakings.

     The undersigned Registrant hereby undertakes, except as otherwise specifically provided in the rules of the Securities and Exchange Commission promulgated under the Securities Act of 1933:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i)       To include any prospectus required by section
10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

     provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Aurora, Ontario, Canada on December 3, 2003.

                         ORBIT E-COMMERCE, INC.


                         By:    /s/ Douglas C. Lloyd
                         Douglas C. Lloyd,
                         President and Chief Executive
                         Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                 Title                        Date


/s/ Douglas C. Lloyd     President, Chief Executive    12/3/2003
Douglas C. Lloyd         Officer, Chairman of the
                         Board and Director
                         (Principal Executive
                         Officer, Principal
                         Accounting and
                         Financial Officer)